Exhibit 10.16(c)
THIRD AMENDMENT TO LEASE
     THIS AMENDMENT, dated this 7th day of May, 2007, between CLP INDUSTRIAL PROPERTIES, LLC, a Delaware Limited Liability Company (“Lessor”) and SKECHERS USA, INC., a Delaware corporation (“Lessee”), for the premises located in the City of Ontario, County of San Bernardino, State of California, commonly known as 1777 S. Vintage Avenue (the “Premises”).
WITNESSETH:
     WHEREAS, Lessor’s Predecessor, CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware corporation, and Lessee, entered into that certain Lease dated November 21, 1997, the First Amendment to Lease dated April 26, 2002, and Second Amendment to Lease dated May 14, 2002 (hereinafter collectively referred to as the “Lease”); and
     WHEREAS, Lessor and Lessee desire to amend the Lease as more fully set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. Unless otherwise specifically set forth herein, all capitalized terms herein shall have the same meaning as set forth in the Lease.
     2. Term: Paragraph 2, Term, of the First Amendment to Lease, shall be deleted in its entirety and the following substituted therefore: The term of the Lease shall be extended until and shall terminate on, May 31, 2009, which shall be deemed to be the Expiration Date for all purposes under the Lease.
     3. Base Rental: Paragraph 5, Base Rental, of the First Amendment to Lease, shall be amended effective December 1, 2007 as follows:

Period		Rentable Square	Annual Rent	Annual Rent	Monthly Installment
from	through	Footage	Per Square Foot	Base Rent	of Base Rent
12/1/2007	5/31/2009	284,559	$5.10	$1,451,250.90	$120,937.58
     4. Renewable Option. The Renewal Option set forth in the First Amendment to Lease is hereby deleted and terminated and Lessee shall have not rights to exercise the Option as set forth therein.
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     5. Authority. Paragraph 44, of the Lease shall be deleted in its entirety and the following substituted therefore: Lessee’s Authority (OFAC): If Lessee signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Lessee represents and warrants that Lessee has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Lessee agrees to deliver to Lessor, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Lessor evidencing the due authorization of Lessee to enter into this Lease.
Lessee hereby represents and warrants that neither Lessee, nor any person or entities holding any legal or beneficial interest whatsoever in Lessee, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statues; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Lessee.
     6. Financial Statements and Credit: At Lessor’s request, Lessee shall deliver to Lessor a copy, certified by an officer of Lessee as being a true and correct copy, of Lessee’s most recent audited financial statement, or if unaudited, certified by Lessee’s chief financial officer as being true, complete and correct in all material respects. Lessee hereby authorizes Lessor to obtain one or more credit reports on Lessee at any time, and shall execute such further authorizations as Lessor may reasonably require in order to obtain a credit report.
     7. Broker Indemnification. Lessee represents and warrants to Lessor that no real estate broker, agent, commissioned salesperson or other person has represented Lessee in the negotiations of this Agreement, other than CB Richard Ellis and RREEF Management Company. Lessor agrees to pay all commissions due the foregoing broker. Lessee agrees to indemnify and hold Lessor harmless from and against any claim for any such commissions, fees or other form of compensation by any such third party claiming through the Lessee, including, without limitation, any and all claims, causes of action, damages, costs and expenses, including attorneys’ fees associated therewith.
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     8. Incorporation. Except as modified herein, all other terms and conditions of the Lease between the parties above described, as attached hereto, shall continue in full force and effect.
     9. Limitation of Lessor’s Liability. Redress for any claim against Lessor under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Lessor’s interest in the Building. The obligations of Lessor under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Lessor be liable to Lessee hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
     IN WITNESS WHEREOF, Lessor and Lessee have executed the Amendment as of the day and year first written above.

LESSOR:
CLP INDUSTRIAL PROPERTIES, LLC,
a Delaware limited liability company
BY: RREEF Management company, a
Delaware corporation, Authorized Agent

By:	/s/ Elaine M. Seaholm

Name:	Elaine M. Seaholm

Title:	Vice President/District Manager

Dated:	5/21/07

LESSEE:
SKECHERS USA, INC., a Delaware
corporation

By:

Name:

Title:

Dated:

By:	/s/ David Weinberg

Name:	David Weinberg

Title:	COO/Executive VP

Dated:	5-11-07